EXHIBIT 21.1

LIST OF SUBSIDIARIES

Parent Company:

Ariel Way, Inc.

Subsidiaries:

Ariel Way Media, Inc.

Enfotec, Inc.

dbsXmedia, Inc. (with a UK subsidiary dbsXmedia, Ltd.)